--------                                        -----------------------------
 FORM 4                                                  OMB APPROVAL
--------                                        -----------------------------
----- Check this box if no longer               OMB Number:       3235-0287
      subject to Section 16. Form 4             Expires: January 31, 2005
----- or Form 5 obligations may                 Estimated average burden
      continue. SEE Instruction 1(b).           hours per response .... 0.5
                                                -----------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

- ---------------------------------------------------------------------------
1. Name and Address of Reporting Person*

   Ardsley Advisory Partners
- ---------------------------------------------------
   (Last)          (First)              (Middle)

   262 Harbor Drive
- ----------------------------------------------------
                   (Street)

   Stamford           CT                  06902
- ----------------------------------------------------
   (City)           (State)               (Zip)

- ---------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

    OM Group, Inc. (OMG)
- ---------------------------------------------------------------------------
3. IRS or Social Security Number of Reporting Person (Voluntary)

- ---------------------------------------------------------------------------

4. Statement for Month/Day/Year

   12/06/02
- ---------------------------------------------------------------------------
5. If Amendment, Date of Original (Month/Day/Year)

- ---------------------------------------------------------------------------

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   [ ] Director
   [X] 10% Owner
   [ ] Officer (give title below)
   [ ] Other (specify below)

- ---------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check Applicable Line)

   [ ] Form filed by One Reporting Person
   [X] Form filed by More than One Reporting Person
- ---------------------------------------------------------------------------

TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
OWNED
----------------------------------------------------------------------------
1. Title of    2. Trans-  2A. Deemed    3. Trans-  4. Securities Acquired
   Security       action      Execution    action     (A) or Disposed of (D)
   (Instr. 3)     Date        Date, if     Code       (Instr. 3, 4 and 5)
                  (Month/     any (Month/  (Instr. 8)  ----------------------
                  Day/        Day/         ----------  Amount  (A) or   Price
                  Year)       Year)         Code   V           (D)


----------------------------------------------------------------------------
OM Group Inc., Common Stock,
$0.01 par value
per share
("Common Stock")  12/06/02                  S         75,000    D     $7.285
----------------------------------------------------------------------------

5. Amount of     6. Ownership        7. Nature of
   Securities       Form: Direct        Indirect
   Beneficially     (D) or Indirect     Beneficial
   Owned following  (I) (Instr. 4)      Ownership
   Reported                             (Instr. 4)
   Transactions
  (Instr. 3
    and 4)
----------------------------------------------------------------------------
   2,775,000            I(1)(2)                (1)(2)
----------------------------------------------------------------------------




Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, SEE
Instruction 4(b)(v).



TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
----------------------------------------------------------------------------
1. Title of Derivative 2. Conver- 3. Transac- 4. Transac-  5. Number of
   Security (Instr. 3)    sion or    tion Date   tion Code    Derivative
                          Exercise   (Month/     (Instr. 8)   Securities
                          Price of    Day/     ------------   Acquired (A)
                          Deriv-      Year)      Code  V      or Disposed
                          ative                               of (D) (Instr.
                          Security                            3, 4, and 5)
                                                              -------------
                                                               (A)      (D)

----------------------------------------------------------------------------
6. Date Exer-       7. Title and Amount  8. Price of
   cisable and         of Underlying        Derivative
   Expiration Date     Securities           Security
   (Month/Day/         (Instr. 3 and 4)     (Instr. 5)
   Year)               -------------------
-----------------            Amount or
Date     Expira-      Title  Number of
Exer-    tion                Shares
cisable  Date
----------------------------------------------------------------------------

----------------------------------------------------------------------------
9. Number of     10. Ownership     11. Nature of
   Derivative        Form of           Indirect
   Securities        Derivative        Beneficial
   Beneficially      Security:         Ownership
   Owned at          Direct (D) or     (Instr. 4)
   End of Month      Indirect (I)
   (Instr. 4)        (Instr. 4)
----------------------------------------------------------------------------



Explanation of Responses

(1) The shares of Common Stock to which this note relates are held directly by Ardsley Offshore Fund Ltd., a British Virgin Islands corporation ("Ardsley Offshore"), as to 775,000 shares; Ardsley Partners Fund II, L.P., a Delaware limited partnership ("Ardsley Fund II"), as to 725,000 shares; Ardsley Partners Fund I, L.P., a Delaware limited partnership ("Ardsley Fund I"), as to 425,000 shares; Ardsley Partners Institutional Fund, L.P., a Delaware limited partnership, ("Ardsley Institutional"), as to 425,000 shares; and Augusta Partners L.P. a Delaware limited partnership ("Augusta"), as to 450,000 shares.

(2) Ardsley Advisory Partners serves as investment manager to, and has investment discretion over the securities held by Ardsley Offshore. Ardsley Advisory Partners also serves a non-managing member of Augusta Management L.L.C., the investment advisor to Augusta and has investment discretion over the securities held by Augusta. Ardsley Partners I serves as the general partner of, and has investment discretion over the securities held by Ardsley Fund II, Ardsley Fund I and Ardsley Institutional. Ardsley Partners I also serves as the general partner of Ardsley Advisory Partners. Philip J. Hempelman, is the managing partner of Ardsley Advisory Partners and the general partner of Ardsley Partners I. Ardsley Advisory Partners, Ardsley Partners I and Philip J. Hempelman each disclaim any beneficial ownership of any of the Issuer's securities to which this Form 4 relates for the purposes of Section 16 of the Securities Exchange Act of 1934, as amended, except as to such securities representing in which each such person may be deemed to have an indirect pecuniary interest pursuant to Rule 16a-1(a)(2).

* If the form is filed by more than one reporting person, SEE
Instruction 4(b)(v).

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.

 Ardsley Advisory Partners

                                  /s/ Philip J. Hempelman               12/09/02
                                  ---------------------------------     --------
                                      Name: Philip J. Hempelman           Date
                                      Title: Managing Partner
                                      **Signature of Reporting Person

                            Joint Filer Information

Name:  Ardsley Offshore Fund Ltd.
Address:  Romasaco Place, Wickhams Cay I, Roadtown Tortola,
          British Virgin Islands
Designated Filer:  Ardsley Advisory Partners
Issuer & Ticker Symbol:  OM Group, Inc.(OMG)
Date of Event Requiring Statement:   12/06/02

Signature: Ardsley Offshore Fund, Ltd.

                  By: Neil Glass, its vice president and administrative manager
                  By: /s/ Neil Glass
                  -----------------------------------------------------------
                     Name: Neil Glass
                     Title: Vice President and Administrative Manager


Name:  Ardsley Partners Fund II, L.P.
Address:   262 Harbor Drive, Stamford, Connecticut 06902
Designated Filer:  Ardsley Advisory Partners
Issuer & Ticker Symbol:  OM Group, Inc.(OMG)
Date of Event Requiring Statement:   12/06/02

Signature: Ardsley Partners Fund II, L.P.

                  By: Ardsley Partners I, its general partner
                  By: /s/ Philip J. Hempelman
                  -----------------------------------------------------------
                     Name: Philip J. Hempelman
                     Title: General Partner


Name:  Ardsley Partners Fund I, L.P.
Address:   262 Harbor Drive, Stamford, Connecticut 06902
Designated Filer:  Ardsley Advisory Partners
Issuer & Ticker Symbol:  OM Group, Inc.(OMG)
Date of Event Requiring Statement:   12/06/02

Signature: Ardsley Partners Fund I, L.P.

                  By: Ardsley Partners I, its general partner
                  By:  /s/ Philip J. Hempelman
                  -----------------------------------------------------------
                     Name: Philip J. Hempelman
                     Title: General Partner

Name: Ardsley Partners Institutional Fund, L.P.
Address:   262 Harbor Drive, Stamford, Connecticut 06902
Designated Filer:  Ardsley Advisory Partners
Issuer & Ticker Symbol:  OM Group, Inc.(OMG)
Date of Event Requiring Statement:   12/06/02

Signature: Ardsley Partners Institutional Fund, L.P.

                  By: Ardsley Partners I, its general partner
                  By: Philip J. Hempelman
                  -----------------------------------------------------------
                     Name: Philip J. Hempelman
                     Title: General Partner


Name: Augusta Partners L.P.
Address:   622 Third Avenue, New York, New York 10017
Designated Filer:  Ardsley Advisory Partners
Issuer & Ticker Symbol:  OM Group, Inc.(OMG)
Date of Event Requiring Statement:   12/06/02

Signature: Augusta Partners L.P.

                  By: Howard Singer, its general partner
                  By: /s/ Howard Singer
                  -----------------------------------------------------------
                     Name: Howard Singer
                     Title: General Partner

Name:  Ardsley Partners I
Address:   262 Harbor Drive, Stamford, Connecticut 06902
Designated Filer:  Ardsley Advisory Partners
Issuer & Ticker Symbol:  OM Group, Inc.(OMG)
Date of Event Requiring Statement:   12/06/02

Signature: Ardsley Partners I

                  By: /s/ Philip J. Hempelman
                  -----------------------------------------------------------
                     Name: Philip J. Hempelman
                     Title: General Partner


Name: Philip J. Hempelman
Address: c/o Ardsley Advisory Partners
         262 Harbor Drive, Stamford, Connecticut 06902
Designated Filer:  Ardsley Advisory Partners
Issuer & Ticker Symbol:  OM Group, Inc.(OMG)
Date of Event Requiring Statement:   12/06/02

Signature:         /s/ Philip J. Hempelman
                  -----------------------------------------------------------
                     Name: Philip J. Hempelman